Exhibit 99

Colgate Announces 1st Quarter 2016 Results

Strong Worldwide Organic Sales Growth

NEW YORK--(BUSINESS WIRE)--April 28, 2016--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $3,762 million in first quarter 2016, a decrease of 7.5% versus first quarter 2015. Excluding divested businesses and the impact of the previously disclosed deconsolidation of the Company’s Venezuelan operations, unit volume increased 3.5%, pricing increased 1.5% and foreign exchange was negative 8.0%. Organic sales (Net sales excluding foreign exchange, acquisitions, divestments and the impact of the deconsolidation of the Company’s Venezuelan operations) grew 5.0%.

Net income and Diluted earnings per share in first quarter 2016 were $533 million and $0.59, respectively. Net income in first quarter 2016 included $38 million ($0.04 per diluted share) of aftertax charges resulting from the implementation of the Company’s Global Growth and Efficiency Program (the “2012 Restructuring Program”).

Net income and Diluted earnings per share in first quarter 2015 were $542 million and $0.59, respectively. Net income in first quarter 2015 included $67 million ($0.07 per diluted share) of aftertax charges resulting from the 2012 Restructuring Program.

Excluding charges from the 2012 Restructuring Program in both periods, Net income in first quarter 2016 was $571 million, a decrease of 6% versus first quarter 2015, and Diluted earnings per share in first quarter 2016 was $0.63, a decrease of 5% versus first quarter 2015. On a currency-neutral basis and excluding charges from the 2012 Restructuring Program and Venezuela in both periods, Diluted earnings per share increased double digit.

Gross profit margin was 59.8% in first quarter 2016 versus 58.8% in first quarter 2015. Excluding charges from the 2012 Restructuring Program in both periods, Gross profit margin was 60.0% in first quarter 2016, an increase of 110 basis points versus the year ago quarter, as cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program and higher pricing, were partially offset by higher raw and packaging material costs, which included foreign exchange transaction costs and the impact of the deconsolidation of the Company’s Venezuelan operations effective December 31, 2015.

Selling, general and administrative expenses were 36.0% of Net sales in first quarter 2016 versus 35.6% of Net sales in first quarter 2015. Excluding charges from the 2012 Restructuring Program in both periods, Selling, general and administrative expenses increased by 10 basis points to 35.3% of Net sales in first quarter 2016, due to higher overhead expenses. Worldwide advertising investment decreased 7% to $398 million versus $430 million in the year ago quarter.

Operating profit increased to $867 million in first quarter 2016 compared to $860 million in first quarter 2015. Excluding charges from the 2012 Restructuring Program in both periods, Operating profit decreased 4% to $922 million in first quarter 2016. Operating profit margin was 23.0% in first quarter 2016 versus 21.1% in first quarter 2015. Excluding charges from the 2012 Restructuring Program in both periods, Operating profit margin was 24.5% in first quarter 2016, an increase of 90 basis points versus the year ago quarter.

Net cash provided by operations year-to-date was $614 million compared to $727 million in the comparable 2015 period, reflecting the impact of the deconsolidation of the Company’s Venezuelan operations effective December 31, 2015, higher income tax payments and a voluntary contribution to an employee postretirement plan. Working capital as a percentage of Net sales was negative 2.8% compared to negative 1.3% in the year ago period, reflecting the Company’s tight focus on working capital and the impact of reclassifying current deferred tax assets to noncurrent deferred tax assets upon the adoption of a new accounting standard.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the first quarter results and outlook for 2016, excluding the charges relating to the 2012 Restructuring Program, “In the face of continued challenging macroeconomic conditions worldwide, we are pleased to start the year with another quarter of strong organic sales growth, with every operating division contributing.

“The 5.0% worldwide organic sales growth was led by emerging markets where organic sales grew a robust 7.5%, despite economic challenges in certain countries.

“Gross profit margin, operating profit margin and net income as a percent to sales all increased versus the year ago period. We are particularly pleased to have achieved a record 60.0% gross profit margin, a new milestone for Colgate.

“Colgate’s leadership of the global toothpaste market continued during the quarter with its global market share now at 43.8% year-to-date. Our global leadership in manual toothbrushes also continued with Colgate’s global market share in that category now at 33.5% year-to-date.”

In closing, Mr. Cook commented, “As we look ahead, macroeconomic conditions and foreign exchange volatility remain challenging. Despite that, we anticipate another year of solid organic sales growth in 2016, driven by a full new product pipeline across all categories and geographies. Based on current spot rates, we continue to plan for a year of gross margin expansion, and now expect earnings per share to be flat with 2015 on a dollar basis, excluding charges related to the 2012 Restructuring Program. This reflects a double-digit increase in earnings per share on a currency-neutral basis, excluding Venezuela from 2015 and 2016 results.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance for first quarter 2016 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information schedules for additional information on divisional net sales and operating profit.

North America (21% of Company Sales)

North America Net sales increased 1.5% in first quarter 2016. Unit volume increased 4.0% with 2.0% lower pricing, while foreign exchange was negative 0.5%. Organic sales increased 2.0% during the quarter.

Operating profit in North America increased 10% in the first quarter of 2016 to $239 million, or 230 basis points to 29.9% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives and lower raw and packaging material costs, which were partially offset by lower pricing due to increased in-store promotional activities. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment, in part reflecting a shift from advertising investment to in-store promotional activities.

In the U.S., new product launches are contributing to volume growth. Market share gains year-to-date were seen in toothpaste, manual toothbrushes, body wash, liquid cleaners and fabric conditioners. Colgate gained leadership in toothpaste during the quarter with its market share in that category strengthening to 35.9% year-to-date, up 0.5 share points versus the year ago period, driven by strong sales of Colgate Total Daily Repair, Colgate Enamel Health Mineral Repair, Colgate Optic White Platinum High Impact White, Colgate Sensitive Smart White and Tom’s of Maine toothpastes. In manual toothbrushes, Colgate strengthened its brand market leadership in the U.S. with its market share in that category at 42.5% year-to-date, up 0.7 share points versus the year ago period. Strong sales of Colgate 360° Enamel Health Whitening, Colgate 360° Optic White Platinum and Colgate 360° Total Advanced Floss-Tip manual toothbrushes contributed to volume growth in the quarter.

Successful new products driving volume growth in the U.S. in other categories include Colgate Total Daily Repair and Colgate Kids mouthwashes, Softsoap Pure foaming hand soap, Softsoap Luminous Oils and Irish Spring Signature For Men body washes and Palmolive Fusion Clean dish liquid.

Latin America (23% of Company Sales)

Latin America Net sales decreased 22.0% in first quarter 2016. Excluding the impact of the deconsolidation of the Company’s Venezuelan operations, unit volume increased 2.5%. Volume gains were led by Brazil, Mexico and Colombia. Pricing increased 7.0%, while foreign exchange was negative 19.0%. Organic sales for Latin America increased 9.5%.

Operating profit in Latin America decreased 20% in the first quarter of 2016 to $247 million, while as a percentage of Net sales, it increased 80 basis points to 29.1% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit, partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was due to cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program and higher pricing, which were partially offset by higher raw and packaging material costs, which included foreign exchange transaction costs and the impact of the deconsolidation of the Company’s Venezuelan operations effective December 31, 2015. This increase in Selling, general and administrative expenses was due to increased advertising investment, which was partially offset by lower overhead expenses.

Colgate strengthened its leadership in toothpaste throughout Latin America during the quarter, driven by market share gains in Brazil, Argentina, Colombia, Honduras, Nicaragua, Peru, Uruguay, Paraguay and Costa Rica. Strong sales of Colgate Total 12, Colgate Luminous White Advanced Expert and Colgate Total Professional Breath Health toothpastes contributed to volume growth throughout the region. Colgate’s leadership in the manual toothbrush category continued throughout the region, driven by strong sales of Colgate Luminous White Advanced Toothbrush + Built-In Whitening Pen, Colgate Slim Soft and Colgate Triple Action manual toothbrushes.

Products in other categories contributing to growth throughout the region include Colgate Luminous White and Colgate Plax 2 in 1 mouthwashes, Protex Pro-Hidrata shower gel, bar soap and liquid hand soap, Lady Speed Stick and Speed Stick Clinical deodorants, Suavitel Complete and Suavitel Aroma Intense fabric conditioners, Axion Complete dish liquid and Fabuloso Pure Cleaning liquid cleaner.

Europe/South Pacific (18% of Company Sales)

Europe/South Pacific Net sales decreased 7.5% in first quarter 2016. Unit volume was even with the year ago quarter. Pricing decreased 3.0% and foreign exchange was negative 4.5%. Excluding divested businesses, volume increased 4.0% led by volume gains in France, Australia and Poland. Organic sales for Europe/South Pacific increased 1.0%.

Operating profit in Europe/South Pacific decreased 9% in the first quarter of 2016 to $168 million, or 30 basis points to 24.5% of Net sales. This decrease in Operating profit as a percentage of Net sales was primarily due to an increase in Selling, general and administrative expenses, partially offset by an increase in Gross profit, both as a percentage of Net sales. This increase in Gross profit was due to cost savings from the Company’s funding-the-growth initiatives and the 2012 Restructuring Program, which were partially offset by higher raw and packaging material costs, driven by foreign exchange transaction costs, and lower pricing due to increased in-store promotional activities. This increase in Selling, general and administrative expenses as a percentage of Net sales was due to higher overhead expenses, which were partially offset by decreased advertising investment, in part reflecting a shift from advertising investment to in-store promotional activities.

Colgate strengthened its oral care leadership in the Europe/South Pacific region, driven by toothpaste market share gains in Spain, France, Belgium, Germany, Poland, Greece, Austria, Latvia, Bosnia, Serbia and Australia. Successful premium products contributing to volume gains in oral care include Colgate Max White Whiten & Protect, elmex Sensitive Professional Repair & Prevent, Colgate Total Proof and Colgate Sensitive Pro-Relief Extra Strength toothpastes, Colgate Max White Expert White Toothbrush + Built-In Whitening Pen, Colgate Sensitive Pro-Relief Toothbrush + Built-In Sensitivity Pen and Colgate 360° Advanced manual toothbrush.

Premium innovations contributing to volume growth in other product categories include the Sanex Advanced line of shower gels, shower oils, deodorants, hand creams, body lotions and body balms, Palmolive Naturals and Palmolive Gourmet shower gels, Palmolive Sensorials line of dish liquids, Ajax Kitchen Specialist line of spray cleaners and Soupline Complete Care fabric conditioner.

Asia (17% of Company Sales)

Asia Net sales decreased 2.5% during first quarter 2016. Unit volume increased 4.0%, pricing was even with the year ago quarter and foreign exchange was negative 6.5%. Volume gains were led by the Greater China region, India and the Philippines. Organic sales for Asia increased 4.0%.

Operating profit in Asia decreased 1% in the first quarter of 2016 to $192 million, while as a percentage of Net sales, it increased 50 basis points to 29.7% of Net sales. This increase in Operating profit as a percentage of Net sales was due to an increase in Gross profit, partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was mainly driven by cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher raw and packaging material costs, driven by foreign exchange transaction costs. This increase in Selling, general and administrative expenses was due to increased advertising investment.

Colgate continued its toothpaste leadership in Asia during the quarter, driven by toothpaste market share gains in Hong Kong, Taiwan, the Philippines and Pakistan. Successful new products including Colgate 360° Gold Ginseng Protect Gum, Colgate Power White Lemon Mineral Salt, Colgate Total Deep Clean Gel, Colgate Total Pro Gum Health Gel and Colgate Naturals toothpastes contributed to volume growth in the region.

Successful products contributing to volume growth in other categories in the region include Colgate Pain Out dental gel, Colgate Slim Soft Charcoal Gold, Colgate Slim Soft Tri Tip, Colgate Super High-Density Tapered Bristles, Colgate Zig Zag Charcoal and Colgate Super Flexi Black manual toothbrushes, Colgate Plax Bamboo Charcoal Mint mouthwash and Palmolive Naturals shampoo and conditioner.

Africa/Eurasia (6% of Company Sales)

Africa/Eurasia Net sales decreased 9.0% during first quarter 2016. Unit volume was even with the year ago quarter, pricing increased 8.0% and foreign exchange was negative 17.0%. Volume gains led by Russia and the Gulf States offset volume declines in South Africa and Ukraine. Organic sales for Africa/Eurasia increased 8.0%.

Operating profit in Africa/Eurasia increased 10% in the first quarter of 2016 to $43 million, or 320 basis points to 18.6% of Net sales. This increase in Operating profit as a percentage of Net sales was primarily due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily due to cost savings from the Company’s funding-the-growth initiatives and higher pricing, partially offset by higher raw and packaging material costs, driven by higher foreign exchange transaction costs. This decrease in Selling, general and administrative expenses was due to lower overhead costs and decreased advertising investment.

Successful products contributing to growth in the region include Colgate Total Breath Health, Colgate Sensitive Pro-Relief Repair & Prevent, Colgate Optic White Lasting White and Colgate Altai Herbs Ginseng toothpastes, Colgate 360° Charcoal Gold and Colgate Slim Soft Sensitive Gum Care manual toothbrushes, Palmolive Gourmet Spa, Palmolive Aroma Sensations and Palmolive Naturals shower gels and Lady Speed Stick Bio Protection deodorant.

Hill’s Pet Nutrition (15% of Company Sales)

Hill’s Net sales increased 2.5% in first quarter 2016. Unit volume increased 3.5% with 1.5% higher pricing, while foreign exchange was negative 2.5%. Volume gains were led by the United States and Western Europe. Hill’s organic sales increased 5.0%.

Hill’s Operating profit increased 5% in the first quarter of 2016 to $155 million, or 80 basis points to 28.1% of Net sales. This increase in Operating profit as a percentage of Net sales was due to a decrease in Selling, general and administrative expenses, partially offset by a decrease in Gross profit, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher costs, primarily driven by higher raw and packaging material costs, which included foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and higher pricing. This decrease in Selling, general and administrative expenses was due to decreased advertising investment, in part reflecting a shift from advertising investment to in-store promotional activities, and lower overhead expenses.

New product introductions driving volume growth in the U.S. include Hill’s Prescription Diet Metabolic Plus Mobility and Metabolic Plus Urinary, Hill’s Prescription Diet i/d Stress and i/d Sensitive, Hill’s Prescription Diet Derm Defense, Hill’s Science Diet Urinary Plus Hairball Control, Hill’s Science Diet Healthy Cuisine and Hill’s Science Diet Sensitive Stomach and Skin Small & Toy Breed. Successful products that also contributed to U.S. volume growth included Hill’s Prescription Diet stews and Hill’s Science Diet Perfect Weight Small Kibble.

New product introductions driving volume growth internationally include Hill’s Prescription Diet Metabolic Plus Mobility and Metabolic Plus Urinary, Hill’s Prescription Diet i/d Stress and i/d Sensitive and Hill’s Science Diet Perfect Weight.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet, Hill’s Prescription Diet and Hill’s Ideal Balance. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Market Share Information

Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data (excluding Venezuela from all periods). The Company measures year-to-date market shares from January 1 of the relevant year through the most recent period for which market share data is available, which typically reflects a lag time of one or two months. The Company believes that the third-party vendors it uses to provide data are reliable, but it has not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information calculated by the Company may be different from market share information calculated by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings per share growth (including on a currency neutral basis), financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels, among other matters. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements except as required by law. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions, divestments and the deconsolidation of the Company’s Venezuelan operations. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions, divestments and the deconsolidation of the Company’s Venezuelan operations. See “Geographic Sales Analysis Percentage Changes” for the three months ended March 31, 2016 vs 2015 included with this release for a comparison of organic sales growth to net sales growth in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement Colgate’s Condensed Consolidated Statements of Income presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and excluding charges related to the 2012 Restructuring Program (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three months ended March 31, 2016 and 2015 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the three months ended March 31, 2016 and 2015 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

Explanatory Note Regarding Currency-Neutral Calculations

Diluted earnings per share growth for first quarter 2016, on a currency-neutral basis, eliminates from Diluted earnings per share growth (GAAP) the impact of charges related to the 2012 Restructuring Program, 2015 and 2016 Venezuela results and the period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of calculating Diluted earnings per share growth for first quarter 2016, on a currency-neutral basis, first quarter 2016 local currency results, which include the impact of foreign currency transaction gains and losses, are translated into U.S. dollars using average foreign exchange rates for first quarter 2015.

Management’s estimate of earnings per share growth on a currency-neutral basis for full year 2016 eliminates from earnings per share growth (GAAP) the impact of charges related to the 2012 Restructuring Program, 2015 and 2016 Venezuela results and period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of estimating earnings per share growth for full year 2016, on a currency-neutral basis, estimated full year 2016 local currency results, which include the impact of foreign currency transaction gains and losses, are translated into U.S. dollars using 2015 average foreign exchange rates by quarter.

(See attached tables for first quarter results.)

		Table 1

Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended March 31, 2016 and 2015

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2016	2015

Net sales	$3,762	$4,070

Cost of sales	1,514	1,678

Gross profit	2,248	2,392

Gross profit margin	59.8%	58.8%

Selling, general and administrative expenses	1,354	1,450

Other (income) expense, net	27	82

Operating profit	867	860

Operating profit margin	23.0%	21.1%

Interest (income) expense, net	28	8

Income before income taxes	839	852

Provision for income taxes	265	269

Effective tax rate	31.6%	31.6%

Net income including noncontrolling interests	574	583

Less: Net income attributable to noncontrolling interests	41	41

Net income attributable to Colgate-Palmolive Company	$533	$542

Earnings per common share
Basic	$0.60	$0.60
Diluted	$0.59	$0.59

Average common shares outstanding
Basic	893.7	907.7
Diluted	900.2	916.3

			Table 2

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2016, December 31, 2015 and March 31, 2015

(Dollars in Millions) (Unaudited)

	March 31,	December 31,	March 31,
	2016	2015	2015

Cash and cash equivalents	$1,014	$970	$859
Receivables, net	1,546	1,427	1,611
Inventories	1,234	1,180	1,350
Other current assets	696	807	880
Property, plant and equipment, net	3,820	3,796	3,968
Other assets, including goodwill and intangibles**	4,138	3,755	4,469
Total assets	$12,448	$11,935	$13,137

Total debt**	$6,580	$6,548	$6,109
Other current liabilities	3,760	3,232	3,817
Other non-current liabilities	2,181	2,199	2,472
Total liabilities	12,521	11,979	12,398
Total Colgate-Palmolive Company shareholders' equity	(370)	(299)	460
Noncontrolling interests	297	255	279
Total liabilities and equity	$12,448	$11,935	$13,137

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$5,429	$5,476	$5,000
Working capital % of sales	(2.8)%	0.5%	(1.3)%

*	Marketable securities of $137, $102, and $250 as of March 31, 2016, December 31, 2015 and March 31, 2015, respectively, are included in Other current assets.

**	To conform to the current year presentation required by the FASB Accounting Standards Update (“ASU”) No. 2015-03 “Simplifying the Presentation of Debt Issuance Costs,” prior period balances of debt issuance costs have been reclassified from Other assets, including goodwill and intangibles and are now presented as a direct deduction to Total debt.

		Table 3

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2016 and 2015

(Dollars in Millions) (Unaudited)

	2016	2015

Operating Activities
Net income including noncontrolling interests	$574	$583
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	106	114
Restructuring and termination benefits, net of cash	6	57
Stock-based compensation expense	31	32
Deferred income taxes	(36)	(22)
Voluntary benefit plan contributions	(50)	-
Cash effects of changes in:
Receivables	(95)	(150)
Inventories	(32)	(23)
Accounts payable and other accruals	80	111
Other non-current assets and liabilities	30	25
Net cash provided by operations	614	727

Investing Activities
Capital expenditures	(114)	(122)
Purchases of marketable securities and investments	(80)	(252)
Proceeds from sale of marketable securities and investments	50	110
Other	-	7
Net cash used in investing activities	(144)	(257)

Financing Activities
Principal payments on debt	(2,388)	(2,171)
Proceeds from issuance of debt	2,370	2,105
Dividends paid	(340)	(329)
Purchases of treasury shares	(229)	(374)
Proceeds from exercise of stock options and excess tax benefits	146	128
Net cash used in financing activities	(441)	(641)

Effect of exchange rate changes on Cash and cash equivalents	15	(59)
Net increase (decrease) in Cash and cash equivalents	44	(230)
Cash and cash equivalents at beginning of the period	970	1,089
Cash and cash equivalents at end of the period	$1,014	$859

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$614	$727
Less: Capital expenditures	(114)	(122)
Free cash flow before dividends	$500	$605

Income taxes paid	$217	$164

		Table 4

Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2016 and 2015

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Net Sales
Oral, Personal and Home Care

North America	$800	$789
Latin America	848	1,087
Europe/South Pacific	685	741
Asia	646	661
Africa/Eurasia	231	254

Total Oral, Personal and Home Care	3,210	3,532

Pet Nutrition	552	538

Total Net Sales	$3,762	$4,070

	Three Months Ended March 31,
	2016	2015
Operating Profit
Oral, Personal and Home Care

North America	$239	$218
Latin America	247	308
Europe/South Pacific	168	184
Asia	192	193
Africa/Eurasia	43	39

Total Oral, Personal and Home Care	889	942

Pet Nutrition	155	147
Corporate(1)	(177)	(229)

Total Operating Profit	$867	$860

Note:

(1) Corporate operations includes costs related to stock options and restricted stock units, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit (loss) for the three months ended March 31, 2016 includes costs of $55 related to the 2012 Restructuring Program. Corporate Operating profit (loss) for the three months ended March 31, 2015 includes costs of $100 related to the 2012 Restructuring Program.

							Table 5

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended March 31, 2016 vs 2015

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic		Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume (1)	Volume	Volume (2)	Incentives	Exchange

Total Company (3)(4)	(7.5)%	5.0%	(1.0)%	3.5%	3.5%	1.5%	(8.0)%

Europe/South Pacific (3)	(7.5)%	1.0%	-%	4.0%	4.0%	(3.0)%	(4.5)%

Latin America (4)	(22.0)%	9.5%	(10.0)%	2.5%	2.5%	7.0%	(19.0)%

Asia	(2.5)%	4.0%	4.0%	4.0%	4.0%	-%	(6.5)%

Africa/Eurasia	(9.0)%	8.0%	-%	-%	-%	8.0%	(17.0)%

Total International	(12.0)%	5.5%	(3.0)%	3.0%	3.0%	2.5%	(11.5)%

North America	1.5%	2.0%	4.0%	4.0%	4.0%	(2.0)%	(0.5)%

Total CP Products	(9.0)%	5.0%	(1.5)%	3.5%	3.5%	1.5%	(9.0)%

Hill's	2.5%	5.0%	3.5%	3.5%	3.5%	1.5%	(2.5)%

Emerging Markets (5)	(13.5)%	7.5%	(3.5)%	3.0%	3.0%	4.5%	(14.5)%

Developed Markets	(1.5)%	2.5%	2.0%	4.0%	4.0%	(1.5)%	(2.0)%

Note:

(1) Volume includes the impact of acquisitions, divestments and the deconsolidation of the Company's Venezuelan operations, as applicable (see note 4 below).

(2) Ex-Divested Volume excludes the impact of divestments and the deconsolidation of the Company's Venezuelan operations, as applicable (see note 4 below).

(3) The sale of the Company's laundry detergent business in the South Pacific was completed on August 31, 2015. The impact of the sale of the Company's laundry detergent business in the South Pacific on three months sales and volume was 0.5% for the Total Company.

(4) Effective December 31, 2015, the Company concluded it no longer met the accounting criteria for consolidation of its Venezuelan subsidiary (“CP Venezuela”) and began accounting for CP Venezuela using the cost method of accounting. As a result, effective December 31, 2015, CP Venezuela's net assets and results are no longer included in the Company's Consolidated Financial Statements. The impact of the deconsolidation of the Company's Venezuelan operations on three months sales and volume was 4.0% for the Total Company.

(5) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

			Table 6

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended March 31, 2016 and 2015

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2016	2015
Gross profit, GAAP	$2,248	$2,392
2012 Restructuring Program	8	4
Gross profit, non-GAAP	$2,256	$2,396

			Basis Point
Gross Profit Margin	2016	2015	Change
Gross profit margin, GAAP	59.8%	58.8%	100
2012 Restructuring Program	0.2%	0.1%
Gross profit margin, non-GAAP	60.0%	58.9%	110

Selling, General and Administrative Expenses	2016	2015
Selling, general and administrative expenses, GAAP	$1,354	$1,450
2012 Restructuring Program	(26)	(18)
Selling, general and administrative expenses, non-GAAP	$1,328	$1,432

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2016	2015	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	36.0%	35.6%	40
2012 Restructuring Program	(0.7%)	(0.4%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.3%	35.2%	10

Other (Income) Expense, Net	2016	2015
Other (income) expense, net, GAAP	$27	$82
2012 Restructuring Program	(21)	(78)
Other (income) expense, net, non-GAAP	$6	$4

Operating Profit	2016	2015	% Change
Operating profit, GAAP	$867	$860	1%
2012 Restructuring Program	55	100
Operating profit, non-GAAP	$922	$960	(4%)

			Basis Point
Operating Profit Margin	2016	2015	Change
Operating profit margin, GAAP	23.0%	21.1%	190
2012 Restructuring Program	1.5%	2.5%
Operating profit margin, non-GAAP	24.5%	23.6%	90

Net Income Attributable to Colgate-Palmolive Company	2016	2015	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$533	$542	(2%)
2012 Restructuring Program	38	67
Net income attributable to Colgate-Palmolive Company, non-GAAP	$571	$609	(6%)

Diluted Earnings Per Common Share(1)	2016	2015	% Change
Diluted earnings per common share, GAAP	$0.59	$0.59	0%
2012 Restructuring Program	0.04	0.07
Diluted earnings per common share, non-GAAP	$0.63	$0.66	(5%)

Note:
(1) The impact of non-GAAP adjustments on diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291